Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com

AT THE COMPANY

Paige H. Gilchrist

Vice President, External Affairs

(630) 586-8101

For Immediate Release

Tuesday, July 26, 2005

CENTERPOINT REPORTS SECOND QUARTER 2005 RESULTS

EPS INCREASES 60% TO $0.48 AND FFO PER SHARE INCREASES 12% TO $0.56

Highlights:

•         Healthy Leasing Activity: 62.9% of 2005 Lease Expirations, 43.3% of Total Inventory Addressed

•         Chicago Industrial Market Remains Active – YTD Gross Absorption of 31.5 Million Square Feet

•         96% of 2005 Acquisition Revenue Closed, Under Contract or Letter of Intent

•         Development Pipeline Strong; 6 Million Square Feet in Negotiation

•         Substantial Financial Capacity: 5.8 to 1 Debt Service Coverage, 4.8 to 1 Fixed Charge Coverage

•         $100 Million of Unsecured Senior Notes Retired

•         $20.6 Million of Common Shares Repurchased in Q2

Oak Brook, Illinois, July 26, 2005 – CenterPoint Properties Trust (NYSE: CNT) reported today that earnings per share (“EPS”) increased 60.0% for the second quarter 2005 to $0.48 from $0.30 for the same period in 2004.  Net income available to common shareholders increased 66.0% to $23.9 million from $14.4 million for the second quarter 2004.

Funds from operations (“FFO”) per share increased 12.0% for the second quarter 2005 to $0.56 from $0.50 for the same period in 2004.  CenterPoint defines FFO as: net income available to common shareholders plus real estate depreciation and non-financing amortization, inclusive of fee income and gain or losses on industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  See attached Reporting Definitions and Reconciliation for further explanation of FFO.

As previously announced in June, second quarter 2005 EPS and FFO per share results include a non-cash charge of approximately $.09 per common share for the vesting of the 2002 employee stock grants.  These grants vested on an accelerated basis under the terms of the program because shareholders received a total return of 60% in just over two years.

CenterPoint tightened its annual guidance ranges for 2005 and currently expects to report EPS in the range of $2.61 to $2.77 and FFO per share in the range of $2.52 to $2.62.  For the third quarter 2005, the Company expects to report EPS in the range of $0.77 to $0.87 and FFO per share in the range of $0.66 to $0.72.

“We are pleased with all three legs of our business – leasing, dispositions and investments,” remarked Michael Mullen, Chief Executive Officer. “Our steady leasing progress has put us ahead of plan.  To date, we have addressed 62.9% of our 2005 expiries and 43.3% of our overall inventory, which includes 2005 scheduled expiries and beginning year vacancy, plus acquired vacancy and expiries. We see value in opportunistically acquired vacancy or property on short leases.  Market data and our leasing performance confirm healthy tenant activity with stable or improving rents.  Gross absorption is near record levels, reflecting solid regional economic performance.”

 ”Our disposition activity is largely complete for the year because of our phased portfolio sale to Mirvac Group. With our focus turned to investment, outlays are pacing our strong 2004 performance.  The vast majority of planned revenue from 2005 acquisitions is now complete or in our sights. Demand for build-to-suit developments is solid.  We have sizeable pipelines of acquisition and development opportunities, reflecting a strengthening market.”

“Overall, we are benefiting because business is focused on transportation efficiencies, which has accelerated demand for distribution and manufacturing space in the Chicago market.  Chicago is the only place where all six Class I railroads converge and it’s the third largest container hub in the world behind Hong Kong and Singapore.  Companies are seeking ways to cut trucking costs given the rise in fuel costs, turnover in drivers and industry regulations.  As a result, ‘long rail, short truck’ is the logistics rule.  Chicago’s central location and manufacturing base, combined with its rail, air, and trucking dominance, are attracting new firms to the market.”

Leasing Ahead of Plan

Year-to-date, the Company has addressed 4.6 million square feet or 43.3% of total inventory, which includes 2005 expiries, beginning year vacancy and acquired vacancy and expiries.  Of 2005 expiries, the Company has addressed 3.5 million square feet or 62.9% of beginning year 2005 expirations.   On total leasing activity, year-to-date rents increased 7.8% on a straight-line basis and decreased 0.2% on a cash basis.

Detailed portfolio activity is available on page 15 of the Company’s information supplement.

Excluding properties sold, the Company retained 93.5% of its tenants.  Year-to-date, 87.6% of the Company’s in-service industrial portfolio is leased and occupied compared to 88.0% at the end of the first quarter 2005.

As announced in July, Sean P. Maher was promoted to Executive Vice President, Portfolio Operations.  Mr. Maher will supervise the Company’s six regional property managers and direct all portfolio activity including leasing and capital improvements.

Sean Maher commented, “We’ve had healthy activity in the first half of 2005 and are on pace to beat our 2004 record level of leasing.  Our six regional managers have been active. In addition to executed leases, more than a million square feet of new leases and renewals are under letter of intent.  The Chicago industrial property market remains very active, which should bode well for the second half of the year.  While our investment strategy has added to our vacancy, we expect occupancy to increase as improved market conditions are reflected in our performance.”

Strong Investment Pipeline

Year-to-date, CenterPoint and affiliates have completed total investments of $206.1 million.  Of this total, CenterPoint completed $188.6 million.  These investments after stabilizing are expected to produce a weighted average initial cash yield of 9.3% and a weighted average straight-line yield of 9.7%.  Second quarter 2005 investments included the acquisition of nine buildings totaling 1.5 million square feet.  CenterPoint also purchased 16.7 acres of land, about 15 acres of which is located adjacent to the Mitchell airport in Milwaukee, Wisconsin.

Acquisitions – 96% of Planned Revenue Closed, Under Contract or Letter of Intent

“The most attractive ‘value-added’ acquisition opportunities have been in one-off transactions,” stated Jim Clewlow, Chief Investment Officer, “Our goal is to complete investments that offer the highest risk-adjusted yields.  We’re attracted to buildings our franchise can improve or re-tenant on better terms, or those that complement our portfolio. While these are smaller transactions, we’re confident we can favorably redeploy the capital generated by our Australian portfolio sale. We’ve been able to buy more aggressively since the phased sale fixed a low capital cost.  We are achieving a sizeable ‘spread’ between the total return expectations on our acquisitions versus the yield on the assets we disposed.”

Development Pipeline Growing

CenterPoint and its affiliates currently have eight developments under construction totaling 2.3 million square feet or $103.5 million.  These developments include two new projects highlighted below.  The Company’s development projects are expected to produce a weighted average initial cash yield of 10.4% and a weighted average straight-line yield of 11.1%.

CenterPoint completed and delivered two new build-to-suits for sale at CenterPoint Business Center – Gurnee.  The 102,028-square-foot building for Herbert Stanley and 265,000-square-foot facility for Watson Pharmaceutical were completed and sold in the second quarter.

On May 31, CenterPoint signed a contract for a 150,000-square-foot built-to-suit for sale at McCook Business Center.  This is the third new development signed within six months at this business park.  One of the country’s premier food processors will occupy and own this new manufacturing facility.  Construction on the facility is expected to begin in the fourth quarter 2005 and completion is expected in the second quarter 2006.  While this deal is under contract, it is still subject to certain contingencies.

In May 2005, CenterPoint WisPark Venture broke ground on a 301,650-square-foot speculative development at Lakeview Corporate Park.  Construction of the facility is expected to be completed in the fourth quarter 2005.

Michael Murphy, Senior Vice President of Development, commented, “We are pleased with the prospects we’re seeing at all of our eight major business parks under development. We are working on approximately six million square feet of transactions. Strong build-to-suit demand has prompted us to undertake selective speculative building promising better than average risk-adjusted total returns. Customer lead time has shortened, garnering premiums for ready-to-go space. We pursued this strategy at O’Hare Express North and at CenterPoint Intermodal Center and expect to announce transactions shortly. The same strategy underlies the buildings undertaken in our WisPark venture to exploit demand in the I-94 corridor, including our Gurnee and Lakeview parks.”

2005 Dispositions Substantially Complete

Year-to-date, CenterPoint and its affiliates have completed $279.8 million of dispositions.  CenterPoint completed $243.0 million of the total.  Proceeds are redeployed into CenterPoint’s pipeline of investments and build-to-suit developments.

Second quarter 2005 dispositions were highlighted by the sale of $102.5 million of industrial buildings, part of the $392.7 million phased portfolio sale previously announced on April 7, 2005. This first sale included six buildings totaling 2.6 million square feet located in various submarkets of metropolitan Chicago. The assets were sold to the venture created between the Company and JF US Industrial Trust (ASX: JUICA).  JF US Industrial Trust is managed by James Fielding Funds Management Limited (“James Fielding”), part of the Mirvac Group. CenterPoint retains a 5% promoted interest in the venture and is managing the portfolio for fees.  The remaining 35 buildings totaling 7.5 million square feet will be sold in phases, in approximately equal amounts each quarter, through the first quarter of 2006.

Jim Clewlow noted, “The Australian portfolio sale satisfies most of our capital needs from asset sales into 2006 and lends great certainty to our capital position.  Given the abundant liquidity in the market and the appetite for industrial real estate, cap rates should remain low.  Investment capital continues to follow customers who are increasingly looking for space in ‘hub’ locations.  Chicago is the dominant ‘hub’ in North America.”

Substantial Financial Capacity

At June 30, CenterPoint had a total of $798.9 million of senior debt outstanding producing a debt to total market capitalization of 26.8%.  For the second quarter 2005, debt service coverage was 5.8 to 1 and fixed charge coverage was 4.8 to 1.  Currently, CenterPoint’s total debt bears a weighted average interest rate of 5.0%.

In the second quarter 2005, CenterPoint repurchased 504,100 shares, or $20.6 million of the Company’s outstanding common, at an average price of $40.85.

On April 1, 2005, CenterPoint repaid the $100 million of unsecured senior notes bearing an interest rate of 6.8%.  The Company used its $350 million line of credit to pay off the notes.

 “Despite our growing pipeline, our enhanced liquidity from the Australian sale and our 2004 preferred offering allowed us to retire common equity and the notes which matured in May, lowering our capital costs,” noted Paul Fisher, Chief Financial Officer. “Our balance sheet remains strong and our liquidity is bolstered by our ventures, each of which is available to fund different types of transactions.  Our goal has been to position ‘buckets’ of capital to allow us to make money from the largest possible spectrum of transactions in our marketplace.  Larger investment volumes accelerate share value creation.”

CenterPoint Venture LLC

CenterPoint Venture LLC, a joint venture between CenterPoint Properties and CalEast (a joint venture between CalPERS and LaSalle Investment Management) acquires or develops, packages and sells stabilized industrial property investment opportunities outside the Company’s more “value-added” investment focus.

CenterPoint Venture contributed EPS of $0.01 and FFO per share of $0.01 year-to-date. As of June 30, 2005, assets in CenterPoint Venture totaled $136.6 million.

In second quarter 2005, CenterPoint Venture acquired one building totaling 59,648 square feet in Bensenville, IL.  It also launched the 301,650-square-foot speculative development at Lakeview Corporate Park and purchased 2.9 acres of land in Pleasant Prairie, Wisconsin in the CenterPoint WisPark Venture.

Dividends

CenterPoint’s Board of Trustees declared a third quarter 2005 dividend of $0.4275 per common share, to be paid July 28, 2005 to shareholders of record July 14, 2005.  On an annualized basis, this equates to $1.71 per share for the year 2005.

The Board of Trustees also declared a dividend of $0.9375 per share of its 7.50% Series B Convertible Cumulative Redeemable Preferred Shares (NYSE:CNTPRB) to be paid September 30, 2005 to shareholders of record September 16, 2005.

For the second quarter 2005, the Company’s FFO payout ratio was 76%.

Chicago Industrial Market Active

Based on combined data from Colliers, Bennett & Kahnweiler (“CB&K”) and The Polacheck Company, CenterPoint estimates gross absorption in the 1.4-billion-square-foot market was 31.5 million square feet in the first half of 2005 compared to 23.0 million square feet absorbed in the first half 2004.  Market-wide vacancy for the second quarter 2005 was approximately 8.9%.

In the second quarter, submarkets showing significant gross absorption included the Southwest Suburbs, O’Hare, Elgin I-90 Corridor and I-290 North.  Year-to-date, submarkets showing the greatest gross absorption include the Southwest Suburbs, O’Hare and Chicago South.

Construction completions for the first half 2005 totaled 7.4 million square feet.

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.4-billion-square-foot Chicago regional market.  As of June 30, 2005, the Company owned and operated approximately 38 million square feet and the Company and its affiliates owned or controlled an additional 3,342 acres of land upon which approximately 50 million square feet could be developed. The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $3.0 billion as of June 30, 2005.

Statements in this release which are not historical may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K and 10-Qs.

An Investor conference call will be held Wednesday, July 27, 2005 beginning 1:00 p.m. CDT, 2:00 p.m. EDT.  This call will be broadcast live on www.centerpoint-prop.com . To listen to the webcast, your computer must have either RealAudio or Media Player installed.  If you do not have either player, the CenterPoint website will have instructions for installing one at the Pre-event System Test link.  An online replay will also be available approximately one hour after the call.  A replay of the call will be available after 5:00 p.m. CDT on Wednesday, July 27, 2005. The replay number is 888-266-2081, passcode 631834.

Supplemental financial and operating information will be available on the Company’s website at www.centerpoint-prop.com after 7:00 p.m. CDT on July 26, 2005.

Financial Statements to Follow...

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2005	December 31, 2004

Assets:
Investment in real estate:
Land	$209,620	$233,326
Buildings	709,606	881,328
Building improvements	131,456	167,982
Furniture, fixtures, and equipment	26,131	26,130
Construction in progress	161,117	152,795
	1,237,930	1,461,561
Less accumulated depreciation	(153,632)	(183,770)
Real estate held for sale, net of depreciation	264,494	62,360
Net investment in real estate	1,348,792	1,340,151

Cash and cash equivalents	421	1,496
Restricted cash	54,179	79,297
Tenant accounts receivable, net	29,112	36,949
Mortgage and notes receivable	12,968	75,089
Investment in and advances to affiliate	11,709	14,202
Prepaid expenses and other assets	16,584	16,694
Deferred expenses, net	34,266	34,613

	$1,508,031	$1,598,491

Liabilities and shareholders’ equity
Mortgage notes payable and other debt (1)	$77,570	$73,109
Senior unsecured debt	450,000	550,000
Tax-exempt debt	142,150	118,900
Line of credit	129,200	131,500
Preferred dividend payable	224	254
Accounts payable	12,482	18,778
Accrued expenses	83,638	86,762
Rents received in advance and security deposits	10,833	12,224

	906,097	991,527

Shareholders’ equity:
Preferred equity	108,937	110,687
Common equity	541,193	534,038
Treasury stock	(20,612)	—
Retained earnings (deficit)	(11,477)	(22,031)
Other comprehensive loss	(5,894)	(6,532)
Unearned compensation - restricted shares	(10,213)	(9,198)

	601,934	606,964

	$1,508,031	$1,598,491

(1) June 30, 2005 and December 31, 2004 balances includes non-recourse TIF debt of $21,913 and $21,958, respectively

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Minimum rents	$24,395	$12,455	$48,114	$31,453
Straight-line rents	459	156	859	552
Expense reimbursements	7,509	5,843	15,979	11,930
Mortgage interest income	276	339	700	717
Real estate fee income	53	2,163	5,184	3,395
Build-to-suit for sale revenue	27,226	—	27,226	—

Total revenue	59,918	20,956	98,062	48,047

Expenses:
Real estate taxes	8,396	5,691	16,246	11,161
Property operating and leasing	10,715	8,710	19,665	14,636
General and administrative	4,538	2,467	7,375	4,389
Depreciation and amortization	9,506	6,726	18,767	13,265
Build-to-suit for sale construction costs	25,719	—	25,719	—
Impairment of assets held for sale	—	—	694	—

Total expenses	58,874	23,594	88,466	43,451

Other income/(expense)
Interest income	405	333	644	819
Interest expense	(7,986)	(7,046)	(16,225)	(14,831)
Amortization of deferred financing costs	(935)	(809)	(1,937)	(1,675)

Total other income/(expenses)	(8,516)	(7,522)	(17,518)	(15,687)

Income from continuing operations before income taxes and equity in net income of affiliate	(7,472)	(10,160)	(7,922)	(11,091)

(Provision for) benefit from income tax expense	1,164	297	2,093	427
Equity in net income of affiliate (1)	(77)	162	288	783
Gain from sale of equity interest	—	—	—	5,851

Income from continuing operations	(6,385)	(9,701)	(5,541)	(4,030)

Discontinued operations:
Gain on sale, net of tax (2)	25,936	2,543	50,984	9,117
Income from operations, net of tax	5,286	22,266	10,780	30,377

Income before gain on sale of real estate	24,837	15,108	56,223	35,464

Gain on sale of real estate, net of tax (2)	654	177	654	177

Net Income	25,491	15,285	56,877	35,641

Preferred dividends	(1,588)	(837)	(3,192)	(1,724)

Net income available to common shareholders	$23,903	$14,448	$53,685	$33,917

Basic EPS (3):
Income available to common shareholders from continuing operations	$(0.15)	$(0.22)	$(0.17)	$(0.12)
Discontinued operations	0.64	0.53	1.28	0.85
Net income available to common shareholders	$0.49	$0.31	$1.11	$0.73

Diluted EPS (3):
Income available to common shareholders from continuing operations	(0.15)	$(0.21)	$(0.16)	$(0.12)
Discontinued operations	0.63	0.51	1.23	0.82
Net income available to common shareholders	$0.48	$0.30	$1.07	$0.70

Distributions per share (3)	$0.428	$0.390	$0.855	$0.780

(1)     Results of investments accounted on the equity basis include CenterPoint Venture, LLC,  Chicago Manufacturing Campus II, LLC, Rochelle Development Joint Venture, CenterPoint James Fielding, LLC

(2)     For the quarter ended June 30, 2005 and 2004, gains are attributed to $147,606 and $11,370 of dispositions, respectively. For the year ended June 30, 2005 and 2004, gains are attributed  to $242,959 and $42,644 of dispositions, respectively.

(3)     The per share amounts have been adjusted to reflect the two-for-one stock split in June 2004.

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

FUNDS ANALYSIS

(in thousands, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS

Funds from operations
Net income available to common shareholders	$23,903	$14,448	$53,685	$33,917
Add back/(deduct):
Depreciation and amortization, net of tax:
Continuing operations	9,051	6,516	17,791	12,847
Discontinued operations	2,067	3,157	4,882	7,047
Unconsolidated affiliates	96	196	191	501
Accumulated depreciation and amortization of intangibles onsold industrial assets, net of tax	(7,029)	(355)	(17,233)	(2,971)
Funds from operations	$28,088	$23,962	$59,316	$51,341

Funds from operations per share	$0.56	$0.50	$1.18	$1.06

RECONCILIATION OF NET INCOME TO EBITDA

EBITDA
Net income available to common shareholders	$23,903	$14,448	$53,685	$33,917
Add back/(deduct):
Preferred dividends	1,588	837	3,192	1,724
Interest incurred, net	7,581	6,713	15,581	14,012
Depreciation and amortization	9,506	6,726	18,767	13,265
Amortization of deferred financing costs	935	809	1,937	1,675
Provision for income taxes expense (benefit)	(1,164)	(297)	(2,093)	(427)
Discontinued operations:
Interest incurred, net	146	—	338	—
Depreciation and amortization	2,067	3,157	4,882	7,047
Provision for income taxes expense (benefit) from operations	116	(11)	210	(46)
Provision for income taxes expense (benefit) from gain on sale	486	346	640	346
EBITDA	$45,164	$32,728	$97,139	$71,513

RECONCILIATION OF EBITDA TO DEBT SERVICE COVERAGE & FIXED CHARGE COVERAGE RATIOS

EBITDA (A)	45,164	32,728	97,139	71,513

Interest incurred, net	7,581	6,713	15,581	14,012
Interest incurred, net from discontinued operations	146	—	338	—
Debt service (B)	$7,727	$6,713	$15,919	$14,012

EBITDA to debt service coverage ratio (A/B)	5.8	4.9	6.1	5.1

Debt service	7,727	6,713	15,919	14,012
Preferred dividends	1,588	837	3,192	1,724
Fixed charge (C)	$9,315	$7,550	$19,111	$15,736

EBITDA to fixed charge coverage ratio (A/C)	4.8	4.3	5.1	4.5

Annualized FFO return on common equity
FFO return on common equity	20.8%	19.3%	21.9%	20.6%

Capitalized interest	$2,161	$1,540	$4,284	$3,548

Reconciliation of average shares outstanding
Basic Shares - GAAP	48,477,132	46,707,416	48,559,043	46,544,728
Add: Stock options/grants - common share equivalents	1,448,494	1,606,164	1,528,694	1,708,804
Diluted shares - GAAP/FFO	49,925,626	48,313,580	50,087,737	48,253,532

CENTERPOINT PROPERTIES TRUST AND AFFILIATES

SECOND QUARTER 2005 EARNINGS RELEASE DEFINITIONS

Cash Yield is initial Net Operating Income, excluding straight line rents, divided by total project cost, adjusted for tax increment financing.

Debt Service Coverage is EBITDA divided by interest incurred, net.

Debt to Total Market Cap is total debt from the balance sheet divided by the sum of total debt from the balance sheet plus the market value of shares outstanding at the end of the period.

EBITDA stands for earnings before interest, income taxes, depreciation and amortization.  Management believes that EBITDA is helpful to investors as an indication of property operations, because it excludes costs of financing and non-cash depreciation and amortization amounts.  EBITDA does not represent cash flows from operations as defined by GAAP, should not be considered by the reader as an alternative to net income as an indicator of the Company’s operating performance, and is not indicative of cash available to fund all cash flow needs.  Investors are cautioned that EBITDA, as calculated by the Company, may not be comparable to similarly titled but differently calculated measurers for other REITs.

FFO Payout Ratio is dividends paid during the period divided into Funds from Operations for that same period.

FFO Return on Common Equity is calculated as FFO divided by common equity.

Fixed Charge Coverage is EBITDA divided by the total of interest incurred, net and preferred dividends

Funds From Operations (FFO) The National Associations of Real Estate Investment Trust (“NAREIT”) defines funds from operations (“FFO”) (April, 2002 White Paper) as net income excluding gains (or losses) from sales of property, plus depreciation and amortization.  NAREIT adds, “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.”  Accordingly, CenterPoint calculates FFO, inclusive of fee income and industrial property sales (net of accumulated depreciation) of the Company and its unconsolidated affiliates.  The Company believes that FFO inclusive of cash gains better reflects recurring funds because the disposition of stabilized properties, and the recycling of capital and profits into new “value added” investments, is fundamental to the Company’s business strategy.

Second Generation Costs include all capitalized costs incident to leasing, operating or improving the company’s portfolio excluding costs budgeted at acquisition or initial development or costs expended to materially increase the revenue potential of a property. Second Generation Costs, deducted in calculating FAD, can include leasing commissions and related costs, tenant specific improvements, or improvements to land or buildings.

Straight-Line Yield is average NOI, divided by total project cost, adjusted for tax increment financing.

Weighted Average Straight-Line Yield is calculated as the average NOI, for the 12 months following stabilization, adjusted for TIF, divided by total costs.

Weighted Average Initial Cash Yield is calculated as the total NOI, excluding straight-line rents, for the 12 months following stabilization, divided by total costs.

Weighted Average Interest Rate is the annual interest expense for the current outstanding debt (most current interest rate X current debt outstanding) divided into the current debt outstanding.